Exhibit 10.4
                         SUPPLEMENTAL BENEFIT AGREEMENT

     THIS AGREEMENT, made of the 30th day of September, 1995, by and between ANUHCO, INC., a Delaware corporation (the "Company") and DAVID D. TAGGART ("Employee").
                              W I T N E S S E T H:
     WHEREAS, Employee has agreed to become an executive officer of Crouse Cartage Company ("Crouse"); and,
     WHEREAS, Crouse is a subsidiary of Company; and, WHEREAS, Employee's services are of value to the Company.
     NOW, THEREFORE, in consideration of the premises the parties hereby covenant and agree as follows:
     1.        Benefits.  The purpose of this Agreement is to provide Employee and his beneficiary(ies) with the benefits of salary continuation, supplemental retirement, and a post-retirement death payment.
     2.        Employee Relinquishment of Group Life Benefits.  Employee hereby relinquishes all life insurance benefits he presently possesses or to which he may become entitled in the future under any group life insurance plan sponsored by the Company, but does not relinquish any such rights under group life insurance plans sponsored by Crouse.
     3.        Retirement.  Normal Retirement shall occur when Employee's employment with Crouse terminates after attaining age sixty-five (65). Early Retirement shall occur when Employee has terminated his employment with Crouse, has ten (10) years of employment with Crouse, and has attained at least age fifty-five (55).
     4.        Salary Continuation Benefit.  If the Employee's position with

Crouse is terminated before his sixty-fifth (65th) birthday by reason of death, the Company shall pay, or cause to be paid, to his beneficiary the sum of $35,000 per year for twenty (20) years. Payment shall be made in twelve (12) equal monthly installments beginning with the first day of the month after his death and on the first day of each month thereafter.
     5.        Supplemental Retirement Benefit.  If the Employee continues to devote his full time as an officer of Crouse until Normal Retirement, the Company shall pay to him following his retirement the sum of $21,000 per year. Such amount shall be paid to the Employee in equal monthly installments over a period of fifteen (15) years beginning with the first day of the month after such retirement. If the Employee dies after his sixty-fifth (65) birthday while employed by the Company or if Employee dies before the payment of all installments referred to in the preceding sentence, all such installments remaining unpaid shall be paid to such beneficiary is designated, to his estate. Employee's entitlement to the supplemental retirement benefit shall be fully vested in him (that is, not subject to the forfeiture) upon the first to occur of the following dates provided Employee is employed by the Company on such date:
          a. his Normal Retirement date provided he began his employment prior to age sixty (whether or not he actually retires);
          b. date on which he has both attained at least his fifty-fifth birthday and has ten or more years of service with the Company;
          c. date on which he first qualifies for disability under the provisions of this paragraph 5;
          d. date of completion of fifteen (15) or more years of service with the Company.
          e. the date upon which a Transaction shall occur, as defined in an Agreement of even date herewith, between Employee and Company.
     The extent to which Employee is vested in the supplemental retirement benefit other than as provided above shall be determined in accordance with the following vesting schedule:
                                VESTING SCHEDULE

                 No. of                                Percentage
            Years of Service                           Of Vesting
              One                                              10%
              Two                                              20%
              Three                                            30%
              Four                                             40%
              Five                                             50%
              Six                                              60%
              Seven                                            70%
              Eight                                            80%
              Nine                                             90%
              Ten                                             100%

     "Disability" as used herein means the Employee's inability to discharge the duties and responsibilities assigned to him by an Employment Agreement of even date herewith, by reason of a medically determinable physical or mental impairment which can be expected to continue until Employee reaches age sixty-five (65). No payments shall be made to Employee for disability until Employee shall have qualified for early retirement, i.e. attainment of age fifty-five
(55) and ten years of service with Crouse. The determination of the Employee's disability shall be made by the Company. The Employee agrees to submit to such medical examinations and to furnish such proof as may be required by the Company in connection with the determination of the existence and continuation of disability.
     6.     Post Retirement Benefit.  Upon the death of Employee before retirement, the Company shall pay or cause to be paid to Employee's beneficiary or beneficiaries designated by him (or if no such beneficiary is designated, to his estate) the sum of $175,000.
     7.     Early Retirement and Partial Benefits.  In the event the employment of Employee terminates after Employee has a vested supplemental retirement benefit and the Employee elects to commence receiving payment after either having attained age fifty-five (55) with ten years of service or having attained age sixty-five (65), the amount of payment of such vested supplemental retirement benefit shall be $21,000 per year for a period of fifteen (15) years beginning with the first day of the month following receipt of written notice from Employee to the Company of his election, which amount shall be adjusted as follows:
                           Amount of Stated Benefits
                                 Multiplied By

               the applicable percentage of vested benefits determined in accordance with paragraph 5.

                                 Multiplied By

             a fraction, the number of which is Employee's years of service with Crouse (including fractions of years) and the denominator of which is number of years of service (including fractions of years) the Employee would have had if he had remained in the Employment of the Company until age sixty-five (65).

                                   Reduced By


             Two and one-half percent (2 /%) for each year
             (including fractions of years) by which the date that such benefit payments are to commence precedes age sixty-five (65).

     8.     Alternative Payment Methods.  Upon the written application by

Employee or his beneficiary, the Company may permit the payment of benefits as provided herein to Employee or his beneficiary in such other manner as it may, in its sole discretion, determine to be appropriate.
     9.     Termination of Employment.

          (h) If Employee's position as an officer of Crouse terminates for any reason other than the retirement, death or disability of the Employee, benefits are payable to Employee or to his designee only to the extent that the Employee had vested benefits as set forth in paragraph 5 as provided herein, or as provided in paragraph 6(b) of the Agreement of even date herewith between Employee and Company.
          (i) Nothing in this Agreement shall be construed to obligate the Company or Crouse to continue to employ Employee; provided, however, that in the event such employment relationship is terminated by Employee, Company, Crouse or any successor corporation at any time after a Transaction (as defined in the Agreement referred to in subparagraph (a) of this paragraph 9), and such termination entitles Employee to compensation under such Agreement, the Company or its successor corporation, as the case may be, shall pay to Employee the benefits provided in paragraph 4 herein commencing on the first day of the month immediately following the date of such circumstances shall relieve the Company of all other obligations for payment under this Agreement.
     1.     Payments as Supplemental Compensation.  The future benefits provided hereunder shall not affect Employee's annual salary while an officer of Crouse, nor shall such benefits affect Employee's right to participate in any current or future retirement plan or any supplemental compensation arrangement which constitutes a part of Crouse's employee benefit plans including, but not limited to, pension plans and group life, health and accident plans except as provided in this Agreement.
     2.     Designation of Beneficiaries.  Any amounts payable under this

Agreement after the death of Employee shall be paid to the beneficiary or beneficiaries designated by Employee. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by the Company and, when filed with the Secretary or the Company, shall become effective and remain in effect until changed with the Secretary of the Company. If Employee fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who either predecease Employee or survive Employee but die prior to receiving all installments payable under this Agreement, the remaining installments shall be paid when due to Employee's estate.
     3.     Rights Not Assignable.  This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by Employee and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of this Agreement contrary to the foregoing provision or the levy of any attachment or similar process thereupon shall be null and void and without effect.
     4.     Life Insurance Policy.  The Company may, at its option, purchase a life insurance policy on the life of Employee, and such policy, if purchased, shall name the company as beneficiary. Such policy, if purchased, shall remain a general, unsecured, unrestricted asset of the Company and neither Employee nor any Employee beneficiary shall have any rights with respect to, or claim against such policy, and such policy shall not be deemed to be held under any trust for the benefit of Employee or Employee's beneficiary, nor shall such policy be held in any way as collateral security for fulfilling the obligations of the Company under the terms of this Agreement. It is expressly understood that the benefits provided to Employee under the terms of this Agreement will not be funded by such policy, and that such benefits are promised on the general credit of the Company and are unsecured. At the request of the Company, Employee agrees to cooperate with the Company by providing information for and by submitting to any physical examination necessary to obtain one or more life insurance policies.
     5.     Successors, Mergers or Consolidation.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, organization or corporation which may acquire substantially all of the assets and business of the Company or any corporation into which company may be merged or consolidated, and Employee, Employee's heirs, executors, administrators and legal representatives.
     6.     Amendment.  This Agreement cannot be modified or amended except in writing signed by both parties.
     7.     Construction.  This Agreement shall be subject to and construed under the laws of the State of Kansas.
     8.     Entire Agreement.  This Agreement contains the entire agreement between the Company and Employee pertaining to the subject matter hereof, though Employee is contemporaneously executing an Employment Agreement and an Agreement with respect to other facts of his employment by Crouse and relationship with the Company. No agreements, representations, or understandings not specifically contained herein or therein shall be binding upon either party unless reduced to writing and signed by the parties to be bound thereby.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.
                              ANUHCO, INC.


                              By:  /s/Timothy P. O'Neil

                                President

Attest:


 /s/Barbara Wackly

Secretary


                               /s/David D. Taggart

                              David D. Taggart